Exhibit 10.8
FIFTH AMENDMENT
TO THE 1996 LONG-TERM INCENTIVE PLAN OF
BALLY TOTAL FITNESS HOLDING CORPORATION
1.	Section 3 of the Plan is hereby amended by changing the number of aggregate Shares subject to the Plan from six million one hundred thousand (6,100,000) Shares to eight million six hundred thousand (8,600,000) Shares.

2.	This Fifth Amendment shall be effective as of June 6, 2002.